Exhibit 99

Central Pacific Financial Corp. Reports First Quarter Earnings

April 23, 2004

Investor Contact:	Neal Kanda	Media Contact:	Ann Takiguchi
	VP & Chief Financial Officer		PR/Communications
	(808) 544-0622		(808) 544-0685
	neal.kanda@centralpacificbank.com		ann.takiguchi@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS FIRST QUARTER EARNINGS

HONOLULU, April 23, 2004 — Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported earnings for the first quarter of 2004 of $7.9 million, or $0.48 per share, compared to $8.6 million, or $0.52 per share for the first quarter of 2003.  Results for the first quarter of 2004 were negatively impacted by net interest margin pressure caused by the low interest rate environment and an increase in other operating expense.

Return on average shareholders’ equity was 15.76% for the first quarter of 2004, compared to 19.18% for the first quarter of 2003.  Return on average assets for the first quarter of 2004 was 1.43%, compared to 1.73% for the first quarter of 2003.

“The Company continued to perform well in a challenging interest rate environment,” said Clint Arnoldus, Chairman, President and Chief Executive Officer.  “While our earnings are down from last year, we believe the strategic investments we’ve made to strengthen our sales and wealth management areas will accelerate revenue growth.”

Financial Highlights

First quarter revenues (net interest income before provision plus other operating income) grew 2.1% to $26.6 million, compared to $26.1 million in the first quarter of 2003.  Net interest income before provision for loan losses was $22.7 million, up from the $22.4 million reported in the year ago quarter.  The increase in net interest income was the result of an 11.7% increase in average interest-earning assets as net interest margin declined to 4.52% from the 4.98% reported in the first quarter of 2003.  An asset sensitive balance sheet and the extended period of low market interest rates contributed to the net interest margin pressure.

Provision for loan losses in the first quarter of 2004 was $300,000, comparatively, no provision for loan losses was recorded in the same quarter last year.

Other operating income for the first quarter of 2004 was $3.9 million, an increase of 6.7% over the $3.7 million reported in 2003.  Increases in income from fiduciary activities and deposit service charges, partially offset by decreases in gains on sales of loans and foreclosed properties, contributed to the improvement.

Other operating expense for the first quarter of 2004 was $14.5 million, an increase of 11.3% over the $13.1 million reported in 2003.  Salaries and employee benefits totaled $8.2 million, a 16.0% increase from the $7.1 million reported in the first quarter of 2003.  The increase is primarily attributable to the establishment of the Asset Management Division in mid-2003 and the addition of key resources in the financial services sales areas.

The effective tax rate for the first quarter of 2004 was 32.88%, compared to 34.11% in the prior year.  The Company’s investments in high-technology businesses in Hawaii generated net state tax benefits of $276,000 in the first quarter of 2004 and $244,000 in the first quarter of 2003.

Asset Quality

“Central Pacific Financial Corp.’s asset quality remains strong, although our credit quality ratios edged higher from extremely low levels,” said Neal Kanda, Vice President & Chief Financial Officer.

Nonperforming assets increased to $7.5 million or 0.33% of total assets, compared to $691,000 or 0.03% of total assets a year ago.  Nonperforming assets at March 31, 2004 were composed of commercial loans made to three borrowers.  There was no other real estate owned as of March 31, 2004, compared to $547,000 a year ago.

Net loan charge-offs totaled $226,000 in the first quarter of 2004, compared to net loan recoveries of $912,000 in the year ago period.  The allowance for loan losses was $24.8 million at March 31, 2004.  The ratio of the allowance for loan losses to total loans declined to 1.70% of total loans compared to 1.87% a year ago.

Balance Sheet Analysis

Total assets grew to $2.28 billion, a 12.3% increase over the $2.03 billion reported a year ago.  Investment securities increased 22.9% to $649.4 million from $528.3 million at March 31, 2003.  Total loans grew 9.0% to $1.46 billion, compared to $1.34 billion a year ago.

Total deposits grew to $1.81 billion, an increase of 9.1% from $1.65 billion at March 31, 2003.  Non-interest bearing deposits increased by 24.0% to $369.2 million, compared to $297.8 million a year ago.

Shareholders’ equity increased 13.9% to $203.5 million, or $12.65 book value per share at March 31, 2004, compared to $178.6 million or $11.16 book value per share a year ago.   Shareholders’ equity as a percentage of assets stood at 8.91% at March 31, 2004, compared to 8.78% a year ago.  While no common shares were repurchased during the first quarter of 2004, the Company maintains a stock repurchase program with available authorization totaling $12.3 million.

Business and Earnings Outlook

Management currently expects 2004 EPS growth on a standalone basis of approximately 5 to 7 percent, based on current economic conditions and business outlook.

Merger Update

The Company announced today in a separate news release that a definitive merger agreement was signed with CB Bancshares, Inc. (Nasdaq: CBBI).

Conference Call Information

Central Pacific Financial Corp. and CB Bancshares, Inc. will conduct a joint conference call today at noon Eastern Time (6:00 a.m. Hawaii Time) to discuss the acquisition of CBBI and CPF’s quarterly results.  To participate in the call, please call 1-800-901-5218 and enter passcode 79798395 or visit the Company’s website at http://investor.centralpacificbank.com.  An investor presentation on the acquisition will also be posted on the Company’s website.  A playback of the call will be available by dialing 1-888-286-8010 and entering the passcode 59322641.  Additionally, a replay will be available on the Company’s website.

About Central Pacific Financial Corp./Central Pacific Bank

Central Pacific Financial Corp. is a Hawaii-based bank holding company whose common stock is traded on The New York Stock Exchange under the symbol “CPF.”  Central Pacific Bank, its wholly owned subsidiary, is Hawaii’s third largest commercial bank with 24 branches statewide, including five supermarket branches and more than 70 ATMs.  For additional information, please visit our web site at http://www.centralpacificbank.com.

**********

This document contains forward-looking statements.  Such statements include, but are not limited to, (i) statements about the benefits of a merger between Central Pacific Financial Corp. (“CPF”) and CB Bancshares, Inc. (“CBBI”), including future financial and operating results, costs savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to CPF’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “projects” and other similar expressions.  These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:  (1) the business of CPF and CBBI may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) any necessary approvals for the merger may not be obtained on the proposed terms; (6) the failure of CPF’s and CBBI’s shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the Hawaii economy may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio and allowance for loan losses; (9) changes in the U.S. legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company’s activities.

Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in CPF’s and CBBI’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet web site (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to CPF or CBBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.  CPF and CBBI do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

CPF will amend its registration statement on Form S-4 to register shares of CPF common stock to be issued in this transaction.  The registration statement is not final and will be further amended.  The registration statement will include a joint proxy statement/prospectus for solicitation of proxies from CPF and CBBI shareholders, in connection with meetings of such shareholders at a date or dates subsequent hereto.  Investors and security holders are urged to read the registration statement and joint proxy statement and any other relevant documents (when available) filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Investors and security holders may obtain a free copy of documents filed with the SEC at the SEC’s Internet web site at (www.sec.gov).  Such documents may also be obtained free of charge from CPF by directing such request to: Central Pacific Financial Corp., 220 South King Street, Honolulu, Hawaii 96813, Attention: David Morimoto, (808) 544-0627; or from CBBI by directing such request to: CB Bancshares, Inc., 201 Merchant Street, Honolulu, Hawaii 96813, Attention: Investor Relations, (808) 535-2518.

CPF and CBBI, and their respective directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the shareholders of CBBI and CPF in connection with the merger.  Information about the directors and executive officers of CPF and their ownership of and interests in CPF stock is set forth in the proxy statement for CPF’s 2004 Annual Meeting of Shareholders.  Information about the directors and executive officers of CBBI and their ownership of and interests in CBBI stock is set forth in the proxy statement for CBBI’s 2004 Annual Meeting of Shareholders.  Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

CONSOLIDATED BALANCE SHEETS	March 31, 2004	December 31, 2003	March 31, 2003	Annual Change
(in thousands, except per share data)				$	%

ASSETS
Cash and due from banks	$70,854	$63,851	$53,533	$17,321	32.4%
Interest-bearing deposits in other banks	2,645	5,145	23,243	(20,598)	-88.6%
Federal funds sold	—	2,000	—	—	0.0%
Investment securities:
Held to maturity, at cost (fair value of $35,046 at March 31, 2004, $35,721 at December 31, 2003, and $56,925 at March 31, 2003)	33,642	34,316	54,936	(21,294)	-38.8%
Available for sale, at fair value	615,725	520,641	473,364	142,361	30.1%
Total investment securities	649,367	554,957	528,300	121,067	22.9%

Loans held for sale	2,337	6,660	3,626	(1,289)	-35.5%
Loans	1,459,442	1,443,154	1,339,338	120,104	9.0%
Less allowance for loan losses	24,848	24,774	25,109	(261)	-1.0%
Net loans	1,434,594	1,418,380	1,314,229	120,365	9.2%

Premises and equipment	57,355	56,125	57,240	115	0.2%
Accrued interest receivable	8,723	8,828	8,983	(260)	-2.9%
Investment in unconsolidated subsidiaries	4,625	2,184	3,005	1,620	53.9%
Due from customers on acceptances	—	—	41	(41)	-100.0%
Other real estate	—	—	547	(547)	-100.0%
Other assets	53,825	52,138	40,695	13,130	32.3%
Total assets	$2,284,325	$2,170,268	$2,033,442	$250,883	12.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing deposits	$369,151	$338,004	$297,791	$71,360	24.0%
Interest-bearing deposits	1,436,116	1,415,280	1,356,595	79,521	5.9%
Total deposits	1,805,267	1,753,284	1,654,386	150,881	9.1%

Short-term borrowings	12,851	3,507	1,524	11,327	743.2%
Long-tem debt	228,425	184,184	161,790	66,635	41.2%
Bank acceptances outstanding	—	—	41	(41)	-100.0%
Minority interest	10,362	10,062	10,388	(26)	-0.3%
Other liabilities	23,907	24,632	26,683	(2,776)	-11.6%
Total liabilities	2,080,812	1,975,669	1,854,812	226,000	12.2%

Shareholders’ equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	—	—	—	—	0.0%
Common stock, no par value; authorized 50,000,000 shares; issued and outstanding 16,093,999 shares at March 31, 2004, 16,063,957 shares at December 31, 2003, and 16,008,158 shares at March 31, 2003	9,907	9,589	9,037	870	9.6%
Surplus	45,848	45,848	45,848	—	0.0%
Retained earnings	147,972	142,635	124,972	23,000	18.4%
Deferred stock awards	(47)	(50)	(93)	46	49.5%
Accumulated other comprehensive income	(167)	(3,423)	(1,134)	967	85.3%
Total shareholders’ equity	203,513	194,599	178,630	24,883	13.9%

Total liabilities and shareholders’ equity	$2,284,325	$2,170,268	$2,033,442	$250,883	12.3%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,		Change
(In thousands, except per share data)	2004	2003	$	%

Interest income:
Interest and fees on loans	$21,291	$22,464	$(1,173)	-5.2%
Interest and dividends on investment securities:
Taxable interest	5,081	4,245	836	19.7%
Tax-exempt interest	991	891	100	11.2%
Dividends	217	260	(43)	-16.5%
Interest on deposits in other banks	23	10	13	130.0%
Interest on Federal funds sold and securities purchased under agreements to resell	9	3	6	200.0%

Total interest income	27,612	27,873	(261)	-0.9%

Interest expense:
Interest on deposits	2,925	4,210	(1,285)	-30.5%
Interest on short-term borrowings	36	9	27	300.0%
Interest on long-term debt	1,950	1,248	702	56.3%

Total interest expense	4,911	5,467	(556)	-10.2%

Net interest income	22,701	22,406	295	1.3%
Provision for loan losses	300	—	300	0.0%
Net interest income after provision for loan losses	22,401	22,406	(5)	0.0%

Other operating income:
Income from fiduciary activities	549	446	103	23.1%
Service charges on deposit accounts	1,443	1,087	356	32.8%
Other service charges and fees	1,251	1,185	66	5.6%
Equity in earnings of unconsolidated subsidiaries	10	—	10	0.0%
Fees on foreign exchange	173	148	25	16.9%
Investment securities gains (losses)	—	—	—	0.0%
Other	485	799	(314)	-39.3%

Total other operating income	3,911	3,665	246	6.7%

Other operating expense:
Salaries and employee benefits	8,206	7,076	1,130	16.0%
Net occupancy	1,094	1,033	61	5.9%
Equipment	568	624	(56)	-9.0%
Other	4,660	4,322	338	7.8%

Total other operating expense	14,528	13,055	1,473	11.3%

Income before income taxes	11,784	13,016	(1,232)	-9.5%
Income taxes	3,874	4,440	(566)	-12.7%

Net income	$7,910	$8,576	$(666)	-7.8%

Per share data:
Basic earnings per share	$0.49	$0.54	$(0.05)	-9.3%
Diluted earnings per share	0.48	0.52	(0.04)	-7.7%
Cash dividends declared	0.16	0.16	—	0.0%

Basic weighted average shares outstanding (000’s)	16,080	15,997	83	0.5%
Diluted weighted average shares outstanding (000’s)	16,411	16,408	3	0.0%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended March 31,		% Change
(in thousands, except per share data)	2004	2003

SELECTED AVERAGE BALANCES

Total assets	$2,210,702	$1,983,741	11.4%
Interest-earning assets	2,054,243	1,838,895	11.7%
Loans, net of unearned interest	1,448,834	1,331,657	8.8%
Other real estate	—	1,600	-100.0%
Deposits	1,753,062	1,619,447	8.3%
Interest-bearing liabilities	1,648,299	1,496,475	10.1%
Shareholders’ equity	200,741	178,869	12.2%

PERFORMANCE RATIOS

Return on average assets **	1.43%	1.73%
Return on average shareholders’ equity **	15.76%	19.18%
Efficiency ratio	54.59%	50.07%
Net interest margin **	4.52%	4.98%
Dividend payout ratio	32.65%	29.63%

	March 31,		% Change
	2004	2003

NONPERFORMING ASSETS

Nonperforming (nonaccrual) loans	$7,466	$144	5084.7%
Other real estate	0	547	-100.0%
Total nonperforming assets	7,466	691	980.5%
Loans delinquent for 90 days or more	168	724	-76.8%
Restructured loans (still accruing interest)	—	—	—
Total nonperforming assets, loans delinquent for 90 days or more and restructured loans	$7,634	$1,415	439.5%

	Three Months Ended March 31,
	2004	2003
Net loan charge-offs to average loans **	0.06%	-0.27%
Loan charge-offs	$315	$315	0.0%
Recoveries	89	1,227	-92.7%
Net loan charge-offs (recoveries)	$226	$(912)	-124.8%

	March 31,
	2004	2003

SELECTED FINANCIAL DATA & BALANCE SHEET RATIOS
Book value per share	$12.65	$11.16
Market value per share	$29.79	$25.45

Total shareholders’ equity to assets	8.91%	8.78%
Nonperforming assets to total assets	0.33%	0.03%
Nonperforming assets to total loans & other real estate	0.51%	0.05%
Nonperforming assets and loans delinquent for 90 days or more to total loans & other real estate	0.52%	0.11%
Nonperforming assets, loans delinquent for 90 days or more and restructured loans to total loans & other real estate	0.52%	0.11%
Nonperforming loans to total loans	0.51%	0.01%
Allowance for loan losses to total loans	1.70%	1.87%
Allowance for loan losses to nonperforming loans	332.82%	17436.81%

**           Annualized